UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
June 27, 2011 (June 22, 2011)

KALLO INC.
formerly, Diamond Technologies Inc.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-53183
(Commission File No.)

15 Allstate Parkway, Suite 600
Markham, Ontario
Canada   L3R 5B4
(Address of principal executive offices and Zip Code)

(416) 246-9997
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                      ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 8, 2010, we entered into an agreement with Jarr Capital Corp. wherein we engaged Jarr Capital Corp. to provide certain professional services to us in consideration of the payment of cash of $25,000 plus shares of our common stock valued at $40,000.  In addition we agreed to pay Jarr Capital Corp. fees for raising capital ranging from 10% to 2% of the total funds raised.  (See Form 8-K filed with SEC on November 17, 2010).

On February 17, 2011, we amended the foregoing agreement we entered into with Jarr Capital Corp. to increase the offering up to US$5,000,000 at a price of $0.15 per unit.  Each unit will be comprised of one (1) share of common stock and one-half (1/2) warrant.  Each whole warrant will allow the warrant holder to purchase one additional share of common stock at an exercise price of $1.00 per warrant. (See Form 8-K filed with SEC on February 22, 2011).

On June 22, 2011, we amended further the agreement we entered into with Jarr Capital Corp. on November 8, 2010 to provide for the payment of compensation to Jarr Capital as provided for in the November 8, 2010 initial agreement upon Jarr Capital successfully placing convertible debentures  with non-US persons outside the United States of America.

ITEM 9.01                      EXHIBITS.

Exhibit No.	Document Description

10.1	Amended Agreement with Jarr Capital Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 27th day of June, 2011.

KALLO INC.

BY:	VINCE LEITAO
Vince Leitao, Chief Executive Officer